Exhibit 4.20

                                Loan Schedule

 Borrower: PC DYNAMICS OF TEXAS, INC.
 Address:  10501 FM 720 East
           Frisco, Texas 75034

 Date:     March 25, 1999

 This Loan Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and FINOVA Capital Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement, this Loan Schedule and the attached Definition Schedule.
 ============================================================================
 TOTAL FACILITY:

      $2,035,000.00
       ------------
 ============================================================================
 LOANS:
      Revolving Credit Loans: A revolving tine of credit consisting of loans against Borrowers Eligible Receivables ("Receivable Loans") and
      against Borrowers Eligible Inventory ("Inventory Loans") (the Receivable Loans and the Inventory Loans shall be collectively referred to as the "Revolving Credit Loans") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

           (a) One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Revolving Credit Limit", any Loan Reserves, or

           (b) the sum of

                 (i) an amount equal to (A) eighty percent (80%) of the net amount of Eligible Receivables, less (B) the aggregate undrawn face amount of all Letters of Credit issued under this Agreement; plus

                 (ii) an amount not to exceed the lesser of (A) fifty percent (50%) of the value of Borrowers Eligible Inventory, calculated at the lower of cost or market value and determined on a first-in, first-out basis, or (B) Two Hundred Thousand Dollars ($200,000), provided that, notwithstanding the foregoing, advances against raw materials inventory shall never exceed one hundred thousand dollars ($100,000.00) less

                 (iii) any Loan Reserves.

      Term Loans: one or more term loans against the value of Borrowers machinery and equipment ("Term Loans") in an aggregate outstanding principal amount not to exceed Three Hundred Sixty Thousand Dollars ($360,000.00); provided, that the Terms Loans, if any, shall be in such amounts and on such terms as are set forth on separate promissory notes of Borrower from time to time, each in form and substance satisfactory to FINOVA in its sole discretion. All Term Loans shall be amortized over five years, but due and payable at the end of the second year.

      Capital Expenditure Loan: one or more term loans against seventy-five percent (75%) of the Borrower's hard cost of the Equipment purchased, and contingent upon covenant compliance ("Capital Expenditure Loans") in an aggregate outstanding principal amount not to exceed One Hundred Seventy Five Thousand Dollars ($175,000.00); provided, that the Capital Expenditure Loans, if any, shall be in such amounts and on such terms as are set forth on separate promissory notes of Borrower from time to time, each in form and substance satisfactory to FINOVA in its sole discretion. All Capital Expenditure Loans shall be interest only for the first year, then amortized over four years, but due and payable at the end of the second year.

 ============================================================================
 INTEREST AND FEES:

      Revolving Interest Rate. Borrower shall pay FINOVA interest on the daily outstanding balance of Borrowers Revolving Credit Loans at a per annum rate of three percent (3%) in excess of the rate of interest announced publicly by Citibank, N.A., (or any successor thereto), from time to time as its "prime rate" (the "Prime Rate") which may not be such institution's lowest rate. The interest rate chargeable hereunder in respect of the Revolving Credit Loans (herein, the "Revolving Interest Rate") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each calendar month.

           Notwithstanding the foregoing, subsequent to the first anniversary date, the interest rate will be reduced to two and one-half percent (2.5%), provided that Borrower maintains the following:
      (i)  continued profitability  for the  year ending  December 31,  1999;
      (ii) meets or exceeds eighty percent (80%) of its profitability projections; (iii) no Event of Default has occurred; and (iv) FINOVA has received reviewed financial statements from a Certified Public Accountant acceptable to FINOVA.

      Term Interest Rate: Borrower shall pay FINOVA interest on the daily outstanding balance of Borrower's Term Loans at a per annum rate of three percent (3%) in excess of the rate of interest announced publicly by Citibank, NA., (or any successor thereto), from time to time as its "prime rate" (the "Prime Rate") which may not be such institution's lowest rate. The interest rate chargeable hereunder in respect of the Term Loans (herein, the "Term Interest Rate") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each calendar month.

           Notwithstanding the foregoing, subsequent to the first anniversary date, the interest rate will be reduced to two and one-half percent (2.5%). provided that Borrower maintains the following:
      (i)  continued profitability  for the  year ending  December 31,  1999;
      (ii) meets or exceeds eighty percent (80%) of its profitability projections; (iii) no Event of Default has occurred; and (iv) FINOVA has received reviewed financial statements from a Certified Public Accountant acceptable to FINOVA.

     Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations at a rate per annum which is four percent (4%) in excess of the rate which would otherwise be applicable thereto pursuant to this Loan Schedule

     Collateral Monitoring Fee. At the closing of this transaction and on the first day of each calendar month thereafter, Borrower shall pay FINOVA a collateral monitoring fee of Seven Hundred Fifty Dollars ($750.00) ("Collateral Monitoring Fee") provided however, that Borrower agrees and acknowledges that each Loan Year a full year's fee shall be deemed earned at the beginning of the respective Loan Year.

     Facility Fee. Borrower shall pay to FINOVA a facility fee equal to one percent (1%) per annum of the amount of the Total Facility ("Facility Fee"). The Facility Fee shall be deemed fully earned at the time when due and is otherwise due and payable annually, commencing upon the first anniversary of the date of this Agreement and continuing on each subsequent anniversary thereof.

     Examination Fee. Borrower agrees to pay to FINOVA an examination fee in the amount of Seven Hundred Fifty Dollars ($750.00) per person per day in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof, plus all costs and expenses incurred in connection therewith (the "Examination Fee"). Without limiting the generality of the foregoing. Borrower shall pay to FINOVA an initial Examination Fee in an amount equal to Seven Hundred Fifty Dollars ($750.00) per person per day, plus all costs and expenses incurred in connection therewith. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable on the Closing Date, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement.

 ============================================================================
 CLOSING CONDITIONS:

     (1) Minimum Excess Availability. Borrower shall have Excess Availability as of the Closing Date and not calculated on a thirty (30) day average under the Revolving Credit Loans of not less than One Hundred Fifty Thousand Dollars ($150,000.00) after giving effect to (i) the initial advance hereunder, (ii) any applicable Loan Reserves against borrowing availability under the Revolving Credit Loans, and
     (iii).payment in full of all of Borrowers accounts payable outstanding thirty (30) days or more from due date and all book overdrafts.

     (2)  Fees.   Borrower shall  have paid  all fees  payable by  it on  the
     Closing Date pursuant to this Agreement.

     (3) No Material Adverse Changes. Prior to the Closing Date, there shall have occurred no material adverse change in the financial condition of Seller or Borrower, or in the condition of the assets of Seller, from that shown on the draft financial statements for Seller dated December 31, 1998. At the closing, Borrower shall deliver to FINOVA an officers certification confirming that Borrower is unaware of the existence of any such material adverse change in Seller's financial condition.

      (4)  Material Agreements.   FINOVA  shall have  received, reviewed  and
      approved all material agreements to which Borrower shall be a party, including any agreements between Seller and Borrower.


      (5) Transaction Costs. Borrower shall provide to FINOVA a complete, itemized summary of all transaction costs paid or incurred by any Person in connection with the making of the Loan, including any acquisition costs, as well as appropriate documentation evidencing such costs and the payment thereof. All such information must be acceptable to FINOVA, in FINOVA's sole discretion, exercised in good faith.

      (6) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to FINOVA and its counsel.

 ============================================================================
 BORROWER INFORMATION:

      Borrower's State of Incorporation: Texas

      Borrower's copyrights, patents trademarks, and licenses:
                      [Borrower to Supply on Separate Exhibit].

      Fictitious Names/Prior Corporate Names:

        Prior Corporate Names: None

        Fictitious Names:      None

      Borrower Locations:

           10501 FM 720 East, Frisco, Texas 75034

      Borrowers Federal Tax Identification Number 75-2808489

      Permitted Encumbrances:

           Indebtedness between Borrower and Seller that has been
                              Subordinated to the Borrower

 ============================================================================
 FINANCIAL COVENANTS

      Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

      Current Ratio.  Borrower shall maintain a ratio of Current Assets to
                      Current Liabilities of not less than 1.0 to 1.0;

      Net Worth.      Borrower shall maintain Net Worth of not less than the
                      following:

           (i) One Hundred Thousand Dollars ($100,000.00) from April 1, 1999 up to and through June 29, 1999;

           (ii) Two Hundred Seventy Five Thousand Dollars ($275,000.00) from June 30, 1999 up to and through September 29, 1999;

           (iii) Four Hundred Fifty Thousand Dollars ($450,000.00) from September 30, 1999 up to and through December 30, 1999;

           (iv) Six Hundred Thousand Dollars ($600,000.00) from December 31, 1999 up to and through March 30, 2000;

           (v) Seven Hundred Fifty Thousand Dollars ($750000.00) from March 31, 2000 up to and through June 29, 2000;

           (vi) Nine Hundred-Thousand Dollars ($900,000.00) from June 30, 2000 up to and through September 29, 2000;
           (vii) One Million Fifty Thousand Dollars ($1,050,000.00) from September 30, 2000 up to and through December 30, 2000;

           (viii) One Million Two Hundred Thousand Dollars ($1,200,000.00) from December 31, 2000 and thereafter.

 Senior Debt Service Coverage Ratio.     As of the last day of each  calendar
                quarter ended March 31. June 30, September 30 or December 31, Borrower's Operating Cash Flow/Actual for the consecutive 12-month period ending as of such last day must be at least
                1.25 times the amount necessary to meet Borrower's Senior Contractual Debt Service for such 12-month period;

 Total Debt Service Coverage Ratio.      As of the last day of each  calendar
                quarter ended March 31, June 30, September 30 or December 31, Borrower's Operating Cash Flow/Actual for the consecutive 12-month period ending as of such last day must be at least
                1.10 times the amount necessary to meet Borrower's Total Contractual Debt Service for such 12-month period;

 ============================================================================
 NEGATIVE COVENANTS:

 Employee Advances:  Borrower  shall  not  make  any  loans  or  advances  to
                     Employees except in the ordinary course of business and consistent with past practices of Borrower in an aggregate amount not exceeding at any time Ten Thousand Dollars ($(10,000.00).

 Capital Expenditures: Borrower  shall  not  make  or  incur  any  unfinanced
                     Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower in any fiscal year (beginning with the 1999 fiscal year) would exceed Fifty Thousand Dollars ($50,000.00).

 Compensation:       Borrower shall  not  pay total  compensation,  including
                     salaries,  withdrawals,   fees,  bonuses,   commissions,
                     drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrowers executives, officers and directors (or any relative thereof in an amount in excess of 115% of such total compensation paid in the immediately preceding fiscal year.

 Indebtedness:       Borrower shall not  create, incur, assume  or permit  to
                     exist any Indebtedness for  Borrowed Money in excess  of
                     Fifty  Thousand   ($50,000.00)   other  than   (i)   the
                     Obligations, (ii)  other  Indebtedness existing  on  the
                     date  of  this  Agreement  and  reflected  in  Permitted
                     Encumbrances  listed  in   this  Schedule  (other   than
                     Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder).

 ============================================================================
 REPORTING REQUIREMENTS:

      Borrower shall provide FINOVA with:

      1. Monthly  agings  aged  by   invoice  date  and  reconciliations   of
         Receivables within ten (10) days after the end of each month.

      2. Monthly accounts payable agings aged by invoice date, outstanding or held check registers and inventory certificates within ten (10) clays after the end of each month.

      3. Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are reasonably requested by FINOVA, all within ten (10) days after the end of each month.

      4. Monthly unaudited financial statements within thirty (30) days after the end of each month.

      5. Quarterly compilation financial statement within thirty (30) days after the end of each fiscal quarter.

      6. Audited consolidated and consolidating fiscal financial statements within one hundred twenty (12O) days after the end of each fiscal year, and with an opinion issued by a Certified Public Accountant which is acceptable to FINOVA.

      7. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty (30) days prior to the end of each fiscal year of Borrower.

 ============================================================================
 TERM:

        The initial term of this Agreement shall be two (2) year(s) from the date hereof (the "Initial Term") and shall be automatically renewed for successive periods of one (1) year each (each, a "Renewal Term"), unless earlier terminated as provided elsewhere in this Agreement.

 ============================================================================
 TERMINATION FEE:

      (A) Revolving Credit Loans Facility. The Termination Fee applicable to the Revolving Credit Loans facility shall be an amount equal to the following percentage of the Revolving Credit Limit:

           (i) five percent (5%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement;

           (ii) two percent (2%), if such early termination occurs after the first anniversary of the date of this Agreement.

      (B) Term Loans. The Termination Fee applicable to the Term Loans shall be equal to:

           (i) five percent (5%) of the amount prepaid if such prepayment is made during the Loan Year beginning on the Closing Date;

           (ii) two percent (2%) of the amount prepaid if such prepayment is made during the Loan Year beginning on the first anniversary of the Closing Date.

 ============================================================================
      DISBURSEMENT:

          Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's following operating account:

          Compass Bank - Frisco Banking Center
          8951 East Main
          Frisco, Texas 75034
          972-705-4520
          Fax:  972-705-8635

          Account #    [ deleted for confidentiality ]

          Contacts: Dan Kelly. Bank Manager or Nicole Ritcheson

          ABA#         [ deleted for confidentiality ]

 ============================================================================
      BORROWER:                             FINOVA:
      PC DYNAMICS OF TEXAS, INC.            FINOVA CAPITAL
                                            CORPORATION

      By /s/                                By: /s/
         --------------------------            -----------------------------
         D. Ronald Allen, President            Pete Martinez, Vice-President



      STATE OF TEXAS     )
                         ) ss:
      COUNTY OF DALLAS   )

           BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named PC Dynamics of Texas, Inc., a Texas corporation, by d. Ronald Allen, its President who acknowledged that he did sign the foregoing agreement and that the same is his free act and deed and the free act and deed of said corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Dallas, Dallas County, Texas, this 25th day of March, 1999.


                                   /s/
                                   ------------------------------------
                                   Notary Public for the State of Texas


    [ SEAL APPEARS HERE ]

   CATHERINE ANN PHILLIPS
       Notary Public
       STATE OF TEXAS
   My Comm Exp. O8/15/200O

                             DEFINITION SCHEDULE

  Borrower:  PC Dynamics of Texas, Inc.

  Date:      March 25, 1999

  This Definition Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and FINOVA Capital Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement, this Definition Schedule, and the Loan Schedule.

       "Capital Expenditures" means all expenditures made and liabilities incurred in accordance with GAAP for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

        "Capital Lease" means any lease of property by Borrower that, in accordance with GAAP. should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

        "Closing Date" means the date of the initial advance made by FINOVA pursuant to this Agreement.

       "Eligible Inventory" means Inventory which FINOVA, in its Permitted Discretion, deems Eligible Inventory, based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in FINOVA's Permitted Discretion, such Inventory (i) consists of raw materials and finished goods, in good, new and salable condition which are not obsolete, unmerchantable, slow moving, returned, damaged and/or defective, (ii) are not comprised of work in process, packaging materials or supplies; (iii) meets all standards imposed by any governmental agency or authority; (iv) conforms in all respects to the warranties and representations set forth herein; (v) is at all times subject to FINOVA's duly perfected, first priority security interest; and (vi) is situated at a location in compliance with this Agreement.

       "Eligible Receivables" means Receivables arising in the ordinary course of Borrowers business from the sale of goods or rendition of services, which FINOVA, in its Permitted Discretion, shall deem eligible based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than twenty five percent (25%) of all outstanding Receivables owed by it to Borrower within ninety (90) days, after invoice date; (iii) the account debtor is an affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold," "COD" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States or Ontario or Alberta, Canada, unless the Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to

  FINOVA; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any State, city or municipality of the United States, except as otherwise agreed to in writing by FINOVA;
  (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (viii) the account debtor's total obligations to Borrower exceed fifteen percent (15%) of all Eligible Receivables, to the extent of such excess, except that (a) Receivables due from Rockwell International shall not exceed sixty percent (60%) of all Eligible Receivables provided such Receivables are within sixty (60) days from invoice date, (b) Receivables due from Lockheed Martins shall not exceed twenty-five percent (25%) provided such Receivables are within sixty (60) days from invoice date, and (c) Receivables due from Honeywell, Inc. shall not exceed twenty-five percent (25%) of all Eligible Receivables provided such Receivables are within sixty (60) days from invoice date; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance more than ninety (90) days past due; (xii) the face amount thereof exceeds Seventy Thousand Dollars ($70,000.00) unless accompanied by evidence of shipment of the goods relating thereto satisfactory to FINOVA in its Permitted Discretion; (xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable; (xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor;
  (xv) the amount thereof is denominated in or payable with any currency other than U.S. Dollars; or (xvi) such Receivable is not at all times subject to FINOVA's duly perfected first priority security interest.

       "Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

       "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants set forth in this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to FINOVA prior to the date hereof.

       "Guarantor"   means   D.  Ronald   Allen,   Performance   Interconnect
  Corporation, Associates Funding Group, Inc., Winterstone Management, Inc., and JH & BC Corporation.

       "Indebtedness" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether underwritten or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor,
  (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and (v) deferred tax liabilities.

       "Indebtedness  for  Borrowed  Money" means  without  duplication,  all
  Indebtedness: (i) in respect of borrowed money (including, without limitation, pursuant to the Loan Documents or any Capital Leases), (ii) evidenced by a note, debenture, or other like written obligation to pay money (including, without limitation, all interest on the Obligations),
  (iii) for the deferred purchase price of property (other than trade payables arising in the ordinary course of business), or (iv) in respect of obligations under conditional sales or other title retention agreements; and all guaranties of any or all of the foregoing.

       "Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

       "Lien" means any mortgage pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or title retention agreement.

       "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower and payable to FINOVA, and any other present or future agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

       "Loan Party" means Borrower, each Guarantor, each Subordinating Creditor and each other party ( other than FINOVA) to any Loan Document.

       "Loan Year" means each twelve month period commencing on the Closing Date and applicable anniversary dates of the Closing Date.

       "Net Worth" at any date means the Borrower's net worth as determined in accordance with GAAP.

       "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to FINOVA, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by FINOVA in Borrower's debt's owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, Examination Fees, Collateral Monitoring Fees, Closing Fees, Facility Fees, Termination Fees, and any other sums chargeable to Borrower hereunder or under any other agreement with FINOVA.

       "Operating Cash Flow/Actual" means, for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest and fee expenses paid or accrued; (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower in respect of such period; (v) gain or loss on sale of property, plant or Equipment of Borrower; and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all actual Capital Expenditures made during such period and not financed.

        "Permitted Discretion" means FINOVA's judgment exercised in good faith based upon its consideration of any factor which FINOVA believes in good faith: (i) will or could adversely affect the value of any Collateral, the enforceability or priority of FINOVA's liens thereon or the amount which FINOVA would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to FINOVA by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other Insolvency proceeding involving the Borrower, any Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, FINOVA may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Inventory. (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security of the Receivables and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower.

       "Permitted Encumbrance" means each of the liens, mortgages and other security interests set forth on the Loan Schedule.

       "Permitted Liens" means any of the following Liens (i) Liens in the Collateral granted to FINOVA; (ii) Liens for taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested diligently and in good faith by appropriate proceedings, and as to which Borrower has set aside reserves on its books in accordance with GAAP; (iii) statutory Liens, such as mechanic's, materialman's, warehouseman's, carriers or other like Liens, incurred in good faith in the ordinary course of business, provided that the underlying obligations relating to such Liens are paid in the ordinary course of business, or are being contested diligently and in good faith by appropriate proceedings and as to which Borrower has set aside reserves on its books in accordance with GAAP, or the payment of which obligations are otherwise secured in a manner satisfactory to FINOVA; (iv) zoning ordinances, easements, licenses, reservations. provisions, covenants, conditions, waivers or restrictions on the use of Property and other title exceptions, in each case, that are acceptable to FINOVA; (v) Liens to secure payment of insurance premiums (a) to be paid in accordance with applicable laws in the ordinary course of business relating to payment of worker's compensation, or (b) that are required for the participation in any fund in connection with worker's. compensation, unemployment insurance, old-age pensions or other social security programs; and (vi) Permitted Encumbrances.

       "Person"  means  any  individual,  sole  proprietorship,  partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

       "Receivables" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

       "Seller" means PC Dynamics, Inc. and M-Wave, Inc.

       "Seller Noncompete Agreement" means that certain noncompete agreement between Seller, Borrower, and Performance Interconnect Corporation, dated as of the same date as this schedule

       "Seller Subordinated Notes" means any and all indebtedness owed by Borrower to Seller.

       "Senior Contractual Debt Service" means, for any period, the sum of payments made or required to be made by Borrower during such period for
  (i) interest, fees and scheduled principal payments due on the Term Loans (excluding voluntary prepayment and payments made from Borrower's Excess Cash Flow, as required pursuant to the Loan Schedule), and (ii) interest only payments due on the Revolving Credit Loans facility plus the Collateral Monitoring Fee, the Facility Fee, the Examination Fee, and the Unused Line Fee, and (iii) interest and scheduled principal payments due on any and all other Indebtedness for Borrowed Money, excluding the Subordinated Debt.

       "Subordinated Debt" means liabilities of Borrower the repayment of which is subordinated, to the payment and performance of the Obligations.
  pursuant to a subordination agreement acceptable to FINOVA in its sole discretion, including without limitation the indebtedness of Borrower described in the Subordination Agreements.

       "Subordinating Creditor" means M-Wave, Inc.

       "Total Contractual Debt Service" means, for any period, the sum of payments made (or. as to clause (i) of this sentence, required to be made) by Borrower during such period for (i) Senior Contractual Debt Service,
  (ii) pursuant to the Seller Subordinated Note and/or Seller Noncompete Agreement, and (iii) interest and scheduled principal payments due on any and all other Indebtedness for Borrowed Money of Borrower, including without limitation the Subordinated Debt.

       Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the applicable Uniform Commercial Code or equivalent statute, to the extent such terms are defined therein.